Exhibit 16

July 28, 2004

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K (dated July 23, 2004), of Gaiam, Inc. and are in agreement with the statements contained in paragraphs i., ii., iii., iv., and v. therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Copy to Gaiam, Inc.